SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event Reported): November 25, 2002

LEVI STRAUSS & CO.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	333-36234	94-0905160
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1155 BATTERY STREET
SAN FRANCISCO, CALIFORNIA 94111
(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

(415) 501-6000
(Registrant’s telephone number, including area code)

ITEM 5    OTHER EVENTS AND REGULATION FD DISCLOSURE

On November 25, 2002, the Company entered into an amendment to its principal credit agreement. This amendment permits the Company, subject to certain conditions, to purchase or redeem prior to their scheduled maturity, its 6.80% notes due November 1, 2003 with a portion of the proceeds from the issuance of the 12 1/4 % senior notes due 2012. The amendment also provides that, for purposes of determining compliance with the leverage ratio financial covenant under the bank credit facility, the amount of debt taken into account for purposes of that computation will be reduced by an amount equal to the net cash proceeds of the offering not used by the Company to reduce indebtedness under the existing credit facility, the 6.80% notes or otherwise. The amendment will become effective upon, among other things, the Company placing the proceeds from the offering of the senior notes due 2012 into a restricted bank account, and using proceeds to pay indebtedness under the bank facility. Attached hereto as Exhibit 99.1 is a copy of the Fourth Amendment to Credit Agreement.

In addition, attached hereto as Exhibit 99.2 is a copy of Levi Strauss & Co.’s press release dated November 26, 2002 titled “Levi Strauss & Co. Prices $425 Million of 12 1/4% Senior Notes Due 2012”.

ITEM 7    EXHIBITS

99.1
Fourth Amendment to Credit Agreement dated as of November 25, 2002 by and among Levi Strauss & Co., the banks, financial institutions and other institutional lenders listed therein, Bank Of America, N.A., as the provider of Swing Line Advances, Banc of America Securities LLC and Salomon Smith Barney Inc., as co-lead arrangers and joint book managers, Citicorp USA, Inc., as the syndication agent, The Bank Of Nova Scotia, as the documentation agent, and Bank of America, N.A., as the administrative and collateral agent

99.2	Press Release of Levi Strauss & Co. dated November 26, 2002 regarding the pricing of $425 Million of 12 1/4% Senior Notes Due 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEVI STRAUSS & CO.

DATE: November 26, 2002	By:	/s/ William B. Chiasson
Name: William B. Chiasson Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1
Fourth Amendment to Credit Agreement dated as of November 25, 2002 by and among Levi Strauss & Co., the banks, financial institutions and other institutional lenders listed therein, Bank Of America, N.A., as the provider of Swing Line Advances, Banc of America Securities LLC and Salomon Smith Barney Inc., as co-lead arrangers and joint book managers, Citicorp USA, Inc., as the syndication agent, The Bank Of Nova Scotia, as the documentation agent, and Bank of America, N.A., as the administrative and collateral agent

99.2	Press Release of Levi Strauss & Co. dated November 26, 2002 regarding the pricing of $425 Million of 12 1/4% Senior Notes Due 2012